JSHG Acquisition Agreement to Purchase the NWT "Carson Property"

December 3, 2016

It is hereby agreed that Joshua Gold Resources Inc. (JSHG) purchases , in whole, the North West Territory's lease # 2446 named the Carson property (app.1200 acres) from Andrew Currah (NWT prospector #N33894) for the consideration of 300,000 JSHG common shares and a Net Smelter Royalty of three per cent (3%) on the property..

Joshua Gold Resources Inc. warrants that it will keep the property in good standing by paying all leasehold payments to North West Territories government.

Mr. Currah will hold the Carson title in his name in trust for Joshua Gold Resources Inc. until JSHG directs him to transfer the title

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Andrew Currah

Vendor

NWT Prospector #: N333894

Benedetto Fuschino

Purchaser

ASO, CEO of Joshua Gold Resources Inc..